2000 Logan Square                            Morgan, Lewis
Philadelphia, PA 19103-6993                     & Bockius LLP
215-963-5000                                 Counselors At Law
Fax: 215-963-5299



August 22, 1997


Morgan Stanley Fund, Inc.
P.O. Box 418256
Kansas City, Missouri 64141

          Re:  Rule 24f-2 Notice for Morgan Stanley Fund, Inc.
               (File Nos. 33-51294 and 811-7140)
               -----------------------------------------------

Gentlemen:

Morgan Stanley Fund, Inc. (the "Company") is a corporation organized under the laws of the State of Maryland with its principal executive offices in Oakbrook Terrace, Illinois. The Company is an open-end management investment company with diversified and non-diversified series registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"). This opinion relates to shares of common stock, par value $.001 per share, sold by the Company in reliance upon Rule 24f-2, adopted under the 1940 Act, during the Company's fiscal year ended June 30, 1997, the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Company in connection with the offer and sale of the shares of common stock, par value $.001 per share, which have been offered under prospectuses included as part of the Company's
Registration Statement on Form N-1A, as amended to date, which has been filed with the Commission under the Securities Act of 1933, as amended, and the 1940 Act
(collectively, the "Registration Statement").

We are of the opinion that such shares of common stock sold pursuant to the Registration Statement were, when issued in return for the payment described in the Company's prospectuses included as part of the Company's Registration
Statement, legally issued, fully paid and nonassessable by the Company.

Very truly yours,

/s/ Morgan Lewis & Bockius, LLP